Exhibit 99.1

FOR RELEASE:	January 27, 2017

Mark A. Jeffries

Executive Vice President

Chief Financial Officer

Office: 910-892-7080 and Direct: 910-897-3603

markj@SelectBank.com

SelectBank.com

SELECT BANCORP REPORTS

FOURTH QUARTER AND YEAR-END 2016 EARNINGS

DUNN, NC . . . Select Bancorp, Inc. (the “Company” NASDAQ: SLCT), the holding company for Select Bank & Trust, today reported net income for the year ended December 31, 2016 of $6.8 million and basic and diluted earnings per share of $0.58, compared to net income of $6.6 million and basic and diluted earnings per share of $0.56 for the year ended December 31, 2015.

For the fourth quarter of 2016, the Company reported net income of $1.6 million, and basic and diluted earnings per share of $0.14, compared to net income of $1.6 million and basic and diluted earnings per share of $0.14 for the fourth quarter of 2015.

Total assets, deposits, and total loans for the Company as of December 31, 2016 were $846.6 million, $679.7 million, and $677.2 million, respectively, compared to total assets of $817.0 million, total deposits of $651.2 million, and total loans of $617.4 million as of the same date in 2015.

For the twelve months ended December 31, 2016, return on average assets was 0.81% and return on average equity was 6.61%, compared to 0.86% and 6.42%, respectively, for the twelve months ended December 31, 2015.

Non-performing loans decreased to $6.9 million at December 31, 2016 from $8.3 million at December 31, 2015. Non-performing loans equaled 1.02% of loans at December 31, 2016, decreasing from 1.41% of loans at December 31, 2015. Foreclosed real estate equaled $599,000 at December 31, 2016, compared to $1.4 million at December 31, 2015. For the year ended December 31, 2016, net charge-offs were $126,000, or 0.08% of average loans, compared to net charge offs of $714,000, or 0.12% of average loans in 2015. At December 31, 2016, the allowance for loan losses was $8.4 million, or 1.24% of total loans, as compared to $7.0 million, or 1.14% of total loans, at December 31, 2015.

Net interest margin was 4.06% and 3.98% for the year and quarter ending December 31, 2016, as compared to 4.38% and 4.18% for the year and quarter ending December 31, 2015.

“We are pleased to report another year of record earnings,” President and CEO William L. Hedgepeth II said. “Our strategy has been growth-oriented and efficiency driven, while delivering value to our shareholders.”

Among the highlights of 2016, Hedgepeth said, “We strategically combined branches in our Greenville market and relocated our Raleigh branch. We increased loans by approximately 10% over the previous year and improved our return on equity and efficiency ratio while our asset quality remains solid.”

Mr. Hedgepeth added, "We continue to actively expand our market footprint, focusing on higher growth North Carolina markets. We recently completed our branch restructuring, and anticipate growing in the Raleigh and Wilmington areas as we move forward. Our new location in the Raleigh market, along with our recent entrance in the Leland/Wilmington market and the Morehead City area, should help with growth in new markets in addition to our proactive effort to grow our existing footprint. We believe we have the capital necessary to focus on continued growth in these promising markets. As consolidation in our industry continues, we are attracting new customers who are not happy with a larger financial institution, and we are also attracting experienced and knowledgeable employees from these consolidations.”

Select Bank & Trust has branch offices in these North Carolina communities: Dunn, Burlington, Clinton, Elizabeth City, Fayetteville, Goldsboro, Greenville, Leland, Lillington, Lumberton, Morehead City, Raleigh and Washington.

The information as of and for the quarter and year ended December 31, 2016, as presented is unaudited. This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of our goals and expectations with respect to earnings, earnings per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends and market share growth, and (ii) statements preceded by, followed by or that include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “projects,” “outlook” or similar expressions. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including, but not limited to, our ability to manage growth, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other savings and financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company. Except as required by law, the Company assumes no obligation to update the forward-looking statements publicly or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future.

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Select Bancorp, Inc.

Selected Financial Information and Other Data

($ in thousands, except per share data)

	At or for the three months ended					At or for the twelve months ended

	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015	December 31, 2014
Summary of Operations:
Total interest income	$8,877	$8,755	$8,645	$8,432	$8,425	$34,709	$33,341	$26,104
Total interest expense	985	909	912	927	890	3,733	3,542	4,519
Net interest income	7,892	7,846	7,733	7,505	7,535	30,976	29,799	21,585
Provision for (recovery of) loan losses	669	337	158	352	506	1,516	890	(194)
Net interest income after provision	7,223	7,509	7,575	7,153	7,029	29,460	28,909	21,779
Noninterest income	740	785	831	866	916	3,222	3,292	2,675
Merger/Acquisition related expenses	-	-	-	-	240	-	378	1,941
Noninterest expense	5,511	5,631	5,519	5,620	5,497	22,281	21,852	18,719
Income before income taxes	2,452	2,663	2,887	2,399	2,208	10,401	9,971	3,794
Provision for income taxes	847	924	980	896	570	3,647	3,418	1,437
Net Income	1,605	1,739	1,907	1,503	1,638	6,754	6,553	2,357
Dividends on Preferred Stock	-	-	-	4	20	4	77	38
Net income available to common shareholders	$1,605	$1,739	$1,907	$1,499	$1,618	$6,750	$6,476	$2,319

Share and Per Share Data:
Earnings per share - basic	$0.14	$0.15	$0.16	$0.13	$0.14	$0.58	$0.56	$0.26
Earnings per share - diluted	$0.14	$0.15	$0.16	$0.13	$0.14	$0.58	$0.56	$0.26
Book value per share	$8.95	$8.87	$8.74	$8.56	$8.38	$8.95	$8.38	$8.59
Tangible book value per share	$8.29	$8.20	$8.05	$7.87	$7.67	$8.29	$7.67	$7.83
Ending shares outstanding	11,645,413	11,632,192	11,619,184	11,584,011	11,583,011	11,645,413	11,583,011	11,377,980
Weighted average shares outstanding:
Basic	11,636,647	11,627,270	11,594,995	11,583,440	11,580,745	11,610,705	11,502,800	8,870,114
Diluted	11,677,958	11,666,280	11,642,726	11,626,609	11,627,974	11,655,111	11,567,811	8,974,384

Selected Performance Ratios:
Return on average assets(2)	0.76%	0.85%	0.93%	0.73%	0.82%	0.81%	0.86%	0.37%
Return on average equity(2)	6.12%	6.71%	7.62%	6.03%	6.20%	6.61%	6.42%	3.12%
Net interest margin	3.98%	4.27%	4.24%	4.14%	4.18%	4.06%	4.38%	3.88%
Efficiency ratio (1)	63.84%	65.24%	64.44%	67.14%	65.05%	65.15%	66.04%	77.16%

Period End Balance Sheet Data:
Gross Loans	$677,195	$651,743	$632,187	$629,619	$617,398	$677,195	$617,398	$552,038
Total Earning Assets	770,288	746,349	749,956	753,726	726,408	770,288	726,408	698,266
Goodwill	6,931	6,931	6,931	6,931	6,931	6,931	6,931	6,931
Core Deposit Intangible	810	909	1,014	1,125	1,241	810	1,241	1,625
Total Assets	846,640	844,774	826,588	830,395	817,015	846,640	817,015	766,121
Deposits	679,661	677,121	661,274	667,654	651,161	679,661	651,161	618,902
Short term debt	37,090	38,175	40,714	32,218	24,594	37,090	29,673	20,733
Long term debt	23,039	22,372	18,205	28,559	33,782	23,039	28,703	25,591
Shareholders' equity	104,273	103,191	101,531	99,210	104,702	104,273	104,702	97,685

Selected Average Balances:
Gross Loans	$663,213	$641,531	$629,333	$623,286	$601,966	$639,412	$578,759	$430,571
Total Earning Assets	778,477	737,295	739,002	734,859	714,755	744,024	686,663	565,264
Core Deposit Intangible	862	965	1,072	1,186	1,139	1,020	1,330	884
Total Assets	844,162	818,284	822,036	832,738	796,414	829,315	765,284	631,905
Deposits	679,404	653,016	658,476	672,151	631,855	665,764	607,214	523,954
Short term debt	33,032	34,573	30,366	30,472	27,686	32,111	32,316	9,957
Long term debt	23,089	23,189	28,289	28,389	28,489	25,739	20,147	20,494
Shareholders' equity	104,404	103,026	100,664	100,312	104,732	102,110	102,068	74,365

Asset Quality Ratios:
Nonperforming loans	$6,881	$7,565	$8,788	$8,750	$8,280	$6,881	$8,712	$11,876
Other real estate owned	599	548	716	1,888	1,401	599	1,401	1,585
Allowance for loan losses	8,411	7,889	7,692	7,527	7,021	8,411	7,021	6,844
Nonperforming loans (3) to period-end loans	1.02%	1.16%	1.39%	1.39%	1.34%	1.02%	1.41%	2.15%
Allowance for loan losses to period-end loans	1.24%	1.21%	1.22%	1.20%	1.14%	1.24%	1.14%	1.24%
Delinquency Ratio (4)	0.44%	0.16%	0.23%	0.45%	0.41%	0.44%	0.40%	0.91%
Net loan charge-offs (recoveries) to average loans	0.08%	-0.01%	-0.00%	-0.10%	0.34%	0.02%	0.12%	-0.03%

(1)	Efficiency ratio is calculated as non-interest expenses divided by the sum of net interest income and non-interest income.
(2)	Annualized.
(3)	Nonperforming loans consist of non-accrual loans and restructured loans.
(4)	Delinquency Ratio includes loans past due 30-89 days and still accruing and excludes non-accrual loans.